Exhibit 99.1
XPEL Joins Russell 2000® and Russell 3000® Indices

San Antonio, TX – June 29, 2020 – XPEL, Inc. (Nasdaq: XPEL) (the “Company”), a global provider of protective films and coatings, today announced that it has been added to the U.S. broad-market Russell 3000® and Russell 2000® Indices, effective at the market close on June 26, 2020 as part of FTSE Russell’s annual index reconstitution.
The Russell 3000® index measures the performance of the 3,000 largest companies in the U.S. equity market. Membership, which remains in place for one year, means automatic inclusion in the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity market.

Barry Wood, Senior Vice President and Chief Financial Officer of XPEL, stated, “We’re very pleased to have been added to the Russell 2000® and Russell 3000® Indices. Our Nasdaq listing in July 2019 contributed to heightening our visibility among investors, and we believe our addition to these indices is a reflection of our operational success and leadership position in our industry and will provide an opportunity for XPEL’s introduction to a broader audience of institutional investors.”
Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $16 trillion in assets are benchmarked to the Russell Indexes.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and commercial/residential window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com